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                                                                      EXHIBIT 23

                                FOOT LOCKER, INC.

                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Foot Locker, Inc.

We consent to the incorporation by reference in the Registration Statements Numbers 33-10783, 33-91888, 33-91886, 33-97832, 333-07215, 333-21131, 333-62425,
333-33120, 333-41056, 333-41058, 333-74688 and 333-99829 on Form S-8 and Numbers
33-43334, 33-86300 and 333-64930 on Form S-3 of Foot Locker, Inc. and
subsidiaries of our report dated March 12, 2003 relating to the consolidated balance sheets of Foot Locker, Inc. and subsidiaries as of February 1, 2003 and February 2, 2002 and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended February 1, 2003, which report appears in the February 1, 2003 Annual Report on Form 10-K of Foot Locker, Inc. and subsidiaries. Our report refers to a change in the method of accounting for goodwill and other intangible assets in 2002, a change in the method of accounting for derivative financial instruments and hedging activities in 2001, and a change in the method of accounting for sales under the Registrant's layaway program in 2000.

/s/ KPMG LLP

New York, New York
May 19, 2003